UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to ss.240.14a-12

OCWEN FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒   No Fee Required
☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which transaction applies: N/A

2)	Aggregate number of securities to which the transaction applies: N/A

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.): N/A

4)	Proposed maximum aggregate value of transaction: N/A

5)	Total fee paid:
☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid: N/A

2)	Form, Schedule or Registration Statement No.: N/A

3)	Filing Party: N/A

4)	Date Filed: N/A

March 31, 2009

Dear Fellow Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Ocwen Financial Corporation which will be held at the offices of the company located at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409, on Wednesday, May 6, 2009, at 9:00 a.m., Eastern Daylight Time. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. Let me urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Your continued support of and interest in Ocwen Financial Corporation are sincerely appreciated.

Sincerely,

William C. Erbey
Chairman and Chief Executive Officer

OCWEN FINANCIAL CORPORATION
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2009

NOTICE

Our Annual Meeting of Shareholders will be held:

Date:	Wednesday, May 6, 2009

Time:	9:00 a.m., Eastern Daylight Time

Location:	Ocwen Financial Corporation 1661 Worthington Road, Suite 100 West Palm Beach, Florida 33409

PURPOSE

•	To elect seven Directors for a one-year term and/or until their successors are elected and qualified;

•

To ratify the appointment by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm of Ocwen Financial Corporation for the fiscal year ending December 31, 2009; and

•	To transact such other business as may properly come before the meeting and any adjournment of the meeting. Management is not aware of any such other business at this time.

PROCEDURES

•	Our Board of Directors has fixed Friday, February 27, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

•	Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.

•

The proxy statement for our 2009 Annual Meeting of Shareholders and our annual report to shareholders on Form 10-K for the year ended December 31, 2008 are available on our website at www.ocwen.com under Shareholder Relations. Additionally, and in accordance with Securities and Exchange Commission rules, you may access our proxy statement at http://www.cfonews.com/ocn, a website that does not identify or track visitors of the site.

By Order of the Board of Directors,

Kevin J. Wilcox
Secretary

March 31, 2009
West Palm Beach, Florida

OCWEN FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General Information

We have sent you this proxy statement on or about March 31, 2009 as a holder of common stock, because our Board of Directors is soliciting your proxy to be used at our Annual Meeting of Shareholders and at any adjournment of this meeting. The meeting will be held at our offices located at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409, on Wednesday, May 6, 2009, at 9:00 a.m., Eastern Daylight Time for the purposes listed in the Notice of Annual Meeting of Shareholders.

How a Proxy Works

If you properly complete, sign and return your proxy to Ocwen and do not revoke it prior to its use, it will be voted in accordance with your instructions. If no contrary instructions are given, each proxy received will be voted:

•	for each of the nominees for Director;

•	for ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for 2009; and

•	with regard to any other business that properly comes before the meeting, in accordance with the best judgment of the persons appointed as proxies.

How to Revoke a Proxy

Your proxy may be used only at the Annual Meeting and any adjournment of this meeting and will not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

•	filing written notice with our Secretary at the following address:

Kevin J. Wilcox, Secretary Ocwen Financial Corporation 1661 Worthington Road, Suite 100 West Palm Beach, Florida 33409

•	submitting a properly executed proxy bearing a later date; or

•	appearing at the Annual Meeting and giving the Secretary notice of your intention to vote in person.

Who May Vote

You are entitled to vote at the Annual Meeting or any adjournment of the meeting if you are a holder of record of our common stock at the close of business on February 27, 2009. At the close of business on February 27, 2009 there were 62,726,663 shares of common stock issued and outstanding, and no other class of equity securities outstanding. Each share of our common stock is entitled to one vote at the Annual Meeting on all matters properly presented.

Quorum and Voting Information

The presence at the Annual Meeting of a majority of the votes of our common stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Assuming a quorum, the seven persons receiving the greatest number of votes for Director will be elected as Directors of Ocwen. You may vote in favor of or withhold authority to vote for one or more nominees for Director. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for 2009 and any other matter properly submitted for your consideration at the Annual Meeting (other than the election of Directors), will be approved if the votes cast in favor of the action exceed the votes cast opposing the action.

Abstentions and broker “non-votes” will not be counted in determining the votes cast in connection with the foregoing matters. A broker “non-vote” occurs when a shareholder has not provided voting instructions to the broker on a non-routine item. In such cases, the New York Stock Exchange precludes brokers from giving a proxy to vote on non-routine items.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms offer the option of voting over the Internet or by telephone. Please contact your bank or brokerage firm for further information.

ELECTION OF DIRECTORS
(Proposal One)

Our Bylaws provide that our Board of Directors shall consist of no less than three and no more than eight members, with the exact number to be fixed by our Board of Directors. On March 18, 2009, our Board of Directors fixed the number of directors at seven, to be effective immediately following the 2009 Annual Meeting of Shareholders to be held on May 6, 2009. Directors are elected annually and hold office until the earlier of the election and qualification of their successors or their resignation and removal.

We will propose the seven nominees listed below for election as Directors at the Annual Meeting. All nominees, with the exception of Mr. Reiner, currently serve as our Directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting, the person or persons appointed as proxies will nominate and vote for a replacement nominee or nominees recommended by our Board of Directors. At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as director if elected.

Nominees for Director

The following table sets forth certain information concerning our Directors:

Name	Age (1)	Director Since	Executive Committee		Audit Committee		Compensation Committee		Nomination/ Governance Committee

William C. Erbey	59	1988	X	(2)
Ronald M. Faris	46	2003	X
Martha C. Goss	59	2005			X				X
Ronald J. Korn	68	2003			X	(2)	X
William H. Lacy	64	2002					X	(2)	X
David B. Reiner	53	N/A
Barry N. Wish	67	1988	X		X		X		X	(2)

(1)	As of February 27, 2009
(2)	Committee Chairman

The principal occupation for the last five years and additional biographical information of each Director of Ocwen is set forth below.

William C. Erbey. Mr. Erbey has served as the Chairman of the Board of Directors of Ocwen since September 1996, as the Chief Executive Officer of Ocwen since January 1988 and as the President of Ocwen from January 1988 to May 1998. From 1983 to 1995, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group, a private investment partnership that was the predecessor of Ocwen. From 1975 to 1983, Mr. Erbey served at General Electric Capital Corporation in various capacities, most recently as the President and Chief Operating Officer of General Electric Mortgage Insurance Corporation. Mr. Erbey also served as the Program General Manager of GECC’s Commercial Financial Services Department and as the President of Acquisition Funding Corporation. He holds a Bachelor of Arts in Economics from Allegheny College and a Masters of Business Administration from Harvard University.

Ronald M. Faris. Mr. Faris has served as a Director of Ocwen since May 2003 and as the President of Ocwen since March 2001. Mr. Faris served as Executive Vice President of Ocwen from May 1998 to March 2001 and as Vice President and Chief Accounting Officer of Ocwen from June 1995 to May 1997. From March 1991 to July 1994, he served as Controller for a subsidiary of Ocwen. From 1986 to 1991, Mr. Faris was a Vice President with Kidder, Peabody & Co., Inc. and from 1984 to 1986 worked in the General Audit Department of PricewaterhouseCoopers LLP. He holds a Bachelor of Science in Accounting from The Pennsylvania State University.

Martha Clark Goss. Ms. Goss has served as a Director of Ocwen since July 2005. Ms. Goss has served as Chief Operating and Financial Officer of Amwell Holdings, LLC and Hopewell Holdings LLC since 2003. She previously served as Chief Financial Officer for The Capital Markets Company, a provider of e-based solutions to the global financial services and capital markets industry, and for Booz Allen & Hamilton Inc., a management consulting firm. Ms. Goss has held various senior executive positions with Prudential Insurance Company of America and Chase Manhattan Bank, N.A. Ms. Goss currently serves on the boards of American Water, Channel Reinsurance Holding, Ltd., Neuberger Berman Mutual Funds Company, Parsons-Brinckerhoff and Allianz Life Insurance Company of New York. She has previously served on the board of Claire’s Stores, Inc., Foster Wheeler Ltd., Dexter Corporation, IBJ Whitehall Business Credit Corporation, Bank Leumi, USA, the Metropolitan Regional Advisory Board of Chase Manhattan Bank, and the Advisory Boards of Attensity and the McLean Group as well as the boards of various subsidiaries of The Prudential Insurance Company of America. Ms. Goss holds a Bachelor of Arts from Brown University and a Masters of Business Administration from Harvard University.

Ronald J. Korn. Mr. Korn has served as a Director of Ocwen since May 2003. Mr. Korn is currently the President of Ronald Korn Consulting, which provides business and marketing services to a limited number of clients. Mr. Korn has been Director and Chairman of the Audit Committee of PetMed Express, Inc. since 2002. He has also served as a Director and Chairman of the Audit Committee of comScore, Inc. since October 2005. He was a partner and employee of KPMG, LLP from 1961 to 1991, where his client responsibilities included a number of large financial institutions and various public corporations. He was admitted as a Certified Public Accountant in New York, Michigan and Florida, with licenses currently inactive. He was also admitted to the New York Bar in 1966, but has never practiced law. Mr. Korn holds a Bachelor of Science in Economics from the University of Pennsylvania, Wharton School and a Juris Doctorate from New York University Law School.

William H. Lacy. Mr. Lacy has served as a Director of Ocwen since May 2002. Mr. Lacy was formerly Chairman of Mortgage Guaranty Insurance Corporation and Chairman and Chief Executive Officer of MGIC Investment Corporation, Milwaukee, Wisconsin. Both corporations are providers of private mortgage guaranty insurance and other mortgage-related services. Mr. Lacy is also a Director of Johnson Controls, Inc. Mr. Lacy is Chairman of Johnson Controls’ Finance Committee and serves on Johnson Controls’ Compensation Committee. Mr. Lacy holds a Bachelor of Arts from the School of Business at the University of Wisconsin.

David B. Reiner.  Mr. Reiner currently serves as a Managing Director with Grosvenor Investment Management US Inc.  Since joining Grosvenor Investment Management’s predecessor Legg Mason Real Estate Services in 2003, Mr. Reiner has been responsible for the development and implementation of business strategy, capital markets activities, fund and investment development, fund raising, fund operations and investor relations.  He also chairs Grosvenor Investment Management’s Strategy Committee, is a member of the Management Committee and is a member of the Investment Committee for Grosvenor Investment Management’s Investment Funds business.  He also serves on Grosvenor Fund Management Ltd.’s Capital Markets Committee.   Mr. Reiner holds a Bachelor of Arts from the University of South Carolina and a Juris Doctorate from George Mason University School of Law.  He also completed graduate work in international affairs and economics at the Fletcher School of Law & Diplomacy at Tufts University and the Johns Hopkins School of Advanced International Studies.

Barry N. Wish. Mr. Wish has served as Chairman Emeritus of the Board of Directors of Ocwen since September 1996. He previously served as Chairman of the Board of Ocwen from January 1988 to September 1996. From 1983 to 1995, he served as a Managing General Partner of The Oxford Financial Group, which he founded. From 1979 to 1983, he was a Managing General Partner of Walsh, Greenwood, Wish & Co., a member firm of the New York Stock Exchange. Prior to founding that firm, Mr. Wish was a Vice President and shareholder of Kidder, Peabody & Co., Inc. He holds a Bachelor of Science in Political Science from Bowdoin College.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors plays an active role in overseeing management and representing the interests of the shareholders. Directors are expected to attend all Board meetings, the meetings of committees on which they serve and the Annual Meeting of Shareholders. Directors are also consulted for advice and counsel between formal meetings.

Our Board of Directors held 11 meetings during 2008. None of our incumbent Directors attended fewer than 75% of either these meetings or of the number of meetings held by all committees of our Board of Directors on which he or she served during the period. Although we do not have a formal policy regarding Director attendance at the Annual Meeting, our Directors are encouraged to attend. All six incumbent members of our Board of Directors attended our 2008 Annual Meeting.

Independence of Directors

Our Corporate Governance Guidelines provide that our Board of Directors must be comprised of a majority of Directors who qualify as independent directors under the listing standards of the New York Stock Exchange and applicable law.

Our Board of Directors annually reviews the direct and indirect relationships that we have with each Director. The purpose of this review is to determine whether any such transactions or relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board of Directors to have no material relationship with Ocwen are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by the New York Stock Exchange and applicable law. Our current Board of Directors has determined that Ms. Goss and Messrs. Korn, Lacy, Reiner and Wish are independent Directors. Specifically with regard to Mr. Wish, our Board of Directors considered his previous service as the managing General Partner of The Oxford Financial Group, the predecessor of Ocwen, and determined that such service has not impaired his independence from Ocwen and our management. The Board of Directors also considered shares of our common stock beneficially owned by each of the Directors, as set forth under “Security Ownership of Certain Beneficial Owners and Related Shareholder Matters,” although our Board of Directors generally believes that stock ownership tends to further align a director’s interests with those of our other shareholders.

Committees of the Board of Directors

Our Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee and a Nomination/Governance Committee. A brief description of these Committees is provided below.

Executive Committee. Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board of Directors. On March 25, 2003, our Board of Directors authorized the Chairman and Chief Executive Officer to approve and/or to designate in writing certain individuals to approve ordinary course of business actions that are required to be documented by counter parties but do not require action by the Board of Directors or its Committees. Such actions would include approving, signing and executing checks and electronic funds transmissions, dissolving or merging our wholly-owned subsidiaries and performing such other ministerial actions on such terms, conditions and limits as the Chairman deems appropriate in his sole discretion. In 2008, the Chairman approved 10 transactions in this manner on behalf of the Board of Directors. All such approvals and designations by the Chairman were provided to the Board of Directors at or before their next meeting and ratified by the Board of Directors at the next meeting.

Audit Committee. The Audit Committee of our Board of Directors oversees the relationship with our independent registered certified public accounting firm, reviews and advises our Board of Directors with respect to reports by our independent registered certified public accounting firm and monitors our compliance with laws and regulations applicable to our operations, including the evaluation of significant matters relating to the financial reporting process and our system of internal accounting controls and the review of the scope and results of the annual audit conducted by the independent registered certified public accounting firm. Each member of our Audit Committee is independent as defined in regulations adopted by the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. Our Board of Directors has determined that all members of our Audit Committee are financially literate. Further, our Board of Directors has determined that Ronald J. Korn and Martha C. Goss possess accounting or related financial management expertise within the meaning of the listing standards of the New York Stock Exchange and each qualifies as an audit committee financial expert, as that term is defined in Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002. Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com and is available in print to any shareholder who requests it. This Committee met seven times during 2008.

Compensation Committee. The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for human resource and compensation matters relating to our executive officers. The Compensation Committee reviews with the Chief Executive Officer and subsequently approves all executive compensation plans, any executive severance or termination arrangements, and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof and to recommend changes to these plans to our Board of Directors. The Compensation Committee shares jurisdiction with our full Board of Directors over the administration of grants under the 2007 Equity Incentive Plan. Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com and is available in print to any shareholder who requests it. This Committee met four times during 2008.

The Compensation Committee has the authority to, at our expense, retain independent counsel or other advisers as it deems necessary in connection with its responsibilities. In 2008, our Compensation Committee retained Exequity, LLC, an independent compensation consultant, to review a proposed Senior Management Equity Incentive Program. Although Exequity worked with management to obtain information, it conducted a completely independent analysis and reported independently on behalf of the Compensation Committee. For more information about Exequity’s engagement, see “Compensation Discussion and Analysis” below.

Certain executives are involved in the design and implementation of our executive compensation programs, including the Chief Executive Officer and Executive Vice President and Chief Administration Officer, who are typically present at Compensation Committee meetings. These executives annually review the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee) and present their conclusions and recommendations regarding incentive award amounts to the Compensation Committee for its consideration and approval. The Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters are generally delegated to the Chief Executive Officer and Executive Vice President and Chief Administration Officer for development and execution.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee for 2008 were Messrs. Korn, Wish and Martin (until his retirement from the Board on May 8, 2008, at which time Mr. Lacy joined the Committee). No member of this Committee was, at any time during the 2008 fiscal year or at any other time, an officer or employee of the company, and no member had any relationship with us requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or had one or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2008 fiscal year.

Nomination/Governance Committee. The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of individuals qualified to serve as directors and committee members for our Board of Directors; advises our Board of Directors with respect to Board of Directors composition, procedures and committees; develops and presents our Board of Directors with a set of corporate governance principles; and oversees the evaluation of our Board of Directors and our management. Each member of our Nomination/Governance Committee is independent as defined in the listing standards of the New York Stock Exchange. Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our web site at www.ocwen.com and is available in print to any shareholder who requests it. This Committee met three times during 2008.

It is the policy of our Nomination/Governance Committee to consider candidates for Director recommended by you, our shareholders. In evaluating all nominees for director, our Nomination/Governance Committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. In addition, our Nomination/Governance Committee takes into account our best interests, as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate’s experience with the background of other members of our Board of Directors. The Nomination/Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for director are then identified. Candidates may come to the attention of the Nomination/Governance Committee through current Board of Directors members, professional search firms, shareholders or industry sources.

In evaluating the candidate, the Nomination/Governance Committee will consider factors other than the candidate’s qualifications, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nomination/Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nomination/Governance Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should you recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee. To date, no shareholder or group of shareholders owning more than 5% of our common stock has put forth any director nominees.

If you want to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. You should provide each proposed nominee’s name, biographical data and qualifications. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. For consideration at the 2010 Annual Meeting, we must receive your recommendations by November 1, 2009.

The Nomination/Corporate Governance Committee has nominated David Reiner as a Director candidate for election at the Annual Meeting of Shareholders. Mr. Reiner came to the attention of the Committee through and was recommended for nomination by Barry Wish.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as: Director qualification standards, Board of Directors and committee composition, Director responsibilities, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to our Board of Directors. Our Corporate Governance Guidelines are available on our web site at www.ocwen.com and are available to any shareholder who requests them by writing to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

Executive Sessions of Non-Management Directors

Non-management Directors met in executive session without management four times during 2008. A non-management Director presides on a rotational basis as determined by our Board of Directors at each executive session.

Communications with Directors

If you desire to contact our Board of Directors or any individual Director regarding Ocwen, you may do so by mail addressed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Communications received in writing are distributed to our Board of Directors or to individual Directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our Directors, officers and employees, as required by the New York Stock Exchange rules. Any waivers from the Code of Business Conduct and Ethics for Directors or executive officers must be approved by our Board of Directors or a Board committee and must be promptly disclosed to you. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our web site at www.ocwen.com and are available to any shareholder who requests a copy by writing to our Secretary at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under the rules of the Securities and Exchange Commission or the New York Stock Exchange, will be posted on our website.

BOARD OF DIRECTORS COMPENSATION

The following table discloses compensation received by each non-management member of our Board of Directors who served as a Director during fiscal year 2008. Our management Directors do not receive an annual retainer or any other compensation for their service on the Board of Directors.

Name	Fees Earned Or Paid in Cash		Stock Awards(1)(2)	All Other Compensation	Total

Martha C. Goss	$115,000	(3)	$30,000	$0	$145,000
Ronald J. Korn	$47,500		$30,000	$0	$77,500
William H. Lacy	$112,500	(3)	$30,000	$0	$142,500
Barry N. Wish	$45,000		$30,000	$0	$75,000

(1)

The number of shares issued pursuant to the Directors’ Stock Plan is based on the “fair market value” of our common stock on the date of election (or re-election) of such Director to our Board of Directors. The term “fair market value” is defined in the Directors’ Stock Plan to mean the average of the high and low prices of the common stock as reported on the New York Stock Exchange on the relevant date. Shares issued pursuant to the Directors’ Stock Plan are subject to forfeiture during the 12 full calendar months following election or appointment to the Board of Directors or a committee thereof, if the Director does not attend an aggregate of at least 75% of all meetings of the Board of Directors and committees thereof of which the Director is a member during such period.

(2)

In March 2005, the Board of Directors adopted a Deferred Compensation Plan for Directors, pursuant to which Directors are permitted to defer receipt of their compensation granted under the Directors’ Stock Plan. During 2008, Ms. Goss and Messrs. Korn and Wish did not elect to defer their $30,000 in equity compensation and were each issued 5,510 shares of common stock as a result. Our remaining non-management Director, Mr. Lacy, elected to defer his $30,000 in equity compensation pursuant to the terms of the Deferred Compensation Plan. Our non-management Directors have no shares subject to option awards outstanding as of December 31, 2008.

(3)

Ms. Goss and Mr. Lacy each earned a $75,000 fee for serving on the Special Committee of the Board of Directors that was established to review an offer by Oaktree Capital Management, L.P., Angelo, Gordon & Co., L.P. and Mr. Erbey to purchase all of our outstanding stock. This offer was subsequently withdrawn.

Cash Compensation

We provide the following cash compensation to our non-management Directors in quarterly installments:

•	an annual retainer of $35,000;
•	an additional $12,500 to the Audit Committee chairperson;
•	an additional $5,000 to all committee chairpersons (other than the Audit Committee chairperson); and
•	an additional $5,000 to all Audit Committee members.

Equity Compensation

We provide our non-management Directors an annual award of restricted shares of common stock with a fair market value of $30,000 pursuant to our 1996 Stock Plan for Directors adopted by our Board of Directors and our shareholders in July 1996. Equity compensation is paid for the prior year of service after the annual organizational meeting of the Board of Directors, which immediately follows the Annual Meeting of Shareholders. The Company’s management Directors do not receive compensation for their service on the Board of Directors.

Directors’ Deferral Plan

The purpose of the Deferral Plan for Directors is to provide Directors with the opportunity to defer the receipt of all or a portion of their equity compensation earned for their service as Directors. The plan is administered by the Compensation Committee, and all non-management Directors are eligible to participate. Before the end of each calendar year, the Directors make an election to either receive the equity portion of their annual compensation in restricted stock or to obtain a credit to their deferral account for the number of share units equal to the number of shares of restricted stock granted to such Director. A Director will become vested in the share units and will receive dividend equivalents to the same extent as such Director would if the original award of restricted stock was held.

Each Director electing deferral must specify the payment date at the time of election as (i) the six-month anniversary of the Director’s termination date or (ii) any other date elected by the Director which is at least two years after the last day of the year of service for which the compensation was awarded. At least 30 days prior to payment of deferred compensation, a Director shall elect to receive such payment in the form of either (i) cash in an amount equal to the fair market value of the number of whole and fractional share units credited to the deferral account, or (ii) whole shares of common stock equal to the number of whole share units credited to the deferral account with fractional share units to be paid in cash.

Other Compensation Issues

Any Director compensation may be prorated for a Director serving less than a full one-year term, as in the case of a Director joining the Board of Directors after an annual meeting of shareholders. Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees. Directors’ compensation is subject to review and adjustment by the Board of Directors from time to time. On November 5, 2008, the Board of Directors approved the following adjustments to Director compensation, to be effective as of January 1, 2009:

•	$40,000 annual retainer; and
•	$45,000 in restricted shares of common stock pursuant to the Directors’ Stock Plan.

Committee compensation will remain unchanged.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers but does not serve on our Board of Directors. Our executive officers are elected annually by our Board of Directors and generally serve at the discretion of our Board of Directors. There are no arrangements or understandings between us and any person for election as our executive officer. None of our Directors and/or executive officers are related to any other Directors and/or executive officer of Ocwen or any of its subsidiaries by blood, marriage or adoption.

Name	Age (1)	Position

David J. Gunter	50	Executive Vice President and Chief Financial Officer
Paul A. Koches	55	Executive Vice President and General Counsel
Daniel J. Seguine	34	Vice President and Chief Accounting Officer
William B. Shepro	39	President and Chief Operating Officer of Ocwen Solutions

(1)	As of February 27, 2009

The principal occupation for the last five years, as well as certain other biographical information, for each of our executive officers that is not a Director is set forth below.

David J. Gunter. Mr. Gunter has served as Ocwen’s Executive Vice President and Chief Financial Officer since May 2006. In addition, he also served as Treasurer since May 2007. From 2002 until joining Ocwen, he held the positions of Senior Vice President, Corporate Finance and Senior Vice President, Chief Accounting Officer at Equifax, Inc., where he was responsible for managing accounting, finance, Securities and Exchange Commission reporting, Sarbanes-Oxley Section 404 implementation, planning, analysis, real estate and procurement. Mr. Gunter holds a Bachelor of Science in Accounting from Concord University and a Masters of Professional Accountancy from West Virginia University.

Paul A. Koches. Mr. Koches has served as Executive Vice President and General Counsel since May 2008.  He previously served as Senior Vice President and General Counsel of Ocwen from August 2002.  Prior to joining Ocwen, Mr. Koches was a Partner with Arent Fox, LLP in Washington, D.C.  Mr. Koches holds a Bachelor of Arts from the University of Connecticut and a Juris Doctorate from the University of Miami Law School.

Daniel J. Seguine. Mr. Seguine joined Ocwen as the Vice President and Chief Accounting Officer in February 2009.  Prior to joining Ocwen, Mr. Seguine worked at Goldman, Sachs & Co. as a Vice President since 2004 with responsibilities including external financial reporting, accounting policy and investment banking advisory services.  He holds a Bachelor of Science in Accounting and a Masters of Accountancy from Brigham Young University.

William B. Shepro. Mr. Shepro has served as President and Chief Operating Officer of Ocwen Solutions, the knowledge process outsourcing division of Ocwen Financial Corporation, since May 2008. In this role, Mr. Shepro oversees Ocwen’s Financial Services, Mortgage Services and Technology Products segments. In addition, Mr. Shepro has served as President of Global Servicing Solutions, LLC, a joint venture between Ocwen Financial Corporation and Merrill Lynch, since 2003. Prior to becoming President and Chief Operating Officer of Ocwen Solutions, Mr. Shepro held the positions of Senior Vice President of Ocwen Solutions, Senior Vice President of Ocwen Recovery Group, Senior Vice President, Director and Senior Manager of Commercial Servicing and Counsel in Ocwen’s Law Department, since joining Ocwen in August 1997. He holds a Bachelor of Science in Business from Skidmore College and a Juris Doctorate from the Florida State University College of Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND RELATED SHAREHOLDER MATTERS

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by:

•	each Director and named executive officer of Ocwen;
•	all Directors and named executive officers of Ocwen as a group; and
•	all persons known by Ocwen to own beneficially 5% or more of the outstanding common stock or to have a Schedule 13D or Schedule 13G on file with the Securities and Exchange Commission.

The table is based upon information supplied to us by Directors, executive officers and principal shareholders and filings under the Securities Exchange Act of 1934, as amended.

Shares Beneficially Owned as of February 27, 2009 (1)

Name of Beneficial Owner:	Amount	Percent

Altus Capital, LLC (2) 6120 Parkland Blvd, Suite 303 Mayfield Heights, Ohio 44124	5,587,114	8.91%

Dimensional Fund Advisors LP (3) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	3,415,624	5.45%

Directors and Named Executive Officers:	Amount	Percent

William C. Erbey (4)	19,440,315	30.64%
Ronald M. Faris (5)	968,596	1.52%
Martha C. Goss	12,111	*
Ronald J. Korn	12,747	*
William H. Lacy	18,089	*
David B. Reiner	0	*
Barry N. Wish (6)	6,066,747	9.67%
David J. Gunter (7)	12,754	*
Paul A. Koches	2,105	*
Daniel J. Seguine	0	*
William B. Shepro (8)	322,424	*

All Directors and Executive Officers as a Group (11 persons)	26,855,889	41.63%

*	Less than 1%

(1)

For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she directly or indirectly has or shares voting power or investment power, as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. No shares have been pledged as security by the named executive officers, directors or director nominees.

(2)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 22, 2009 by Altus Capital, LLC. Includes 2,346,114 shares as to which sole voting power and sole dispositive power is claimed. Includes 3,241,000 shares as to which shared voting power and shared dispositive power is claimed.

(3)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2009 by Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Includes 3,392,758 shares as to which sole voting power and 3,415,624 shares as to which sole dispositive power is claimed.

(4)

Includes 13,326,437 shares held by FF Plaza Partners, a Delaware partnership of which the partners are William C. Erbey, his spouse, E. Elaine Erbey, and Delaware Permanent Corporation, a corporation wholly-owned by William C. Erbey. Mr. and Mrs. William C. Erbey share voting and dispositive power with respect to the shares owned by FF Plaza Partners. Also includes 5,409,704 shares held by Erbey Holding Corporation, a corporation wholly-owned by William C. Erbey. Also includes options to acquire 701,479 shares, which are exercisable on or within 60 days after March 1, 2009.

(5)	Includes 6,260 shares held jointly with Mr. Faris’ spouse. Also includes options to acquire 797,121 shares, which are exercisable on or within 60 days after March 1, 2009.

(6)

Includes 5,819,752 shares held by Wishco, Inc., a corporation controlled by Barry N. Wish pursuant to his ownership of 93% of the common stock thereof, and 37,000 shares held by the Barry Wish Family Foundation, Inc., a charitable foundation of which Mr. Wish is a director.

(7)	Includes options to acquire 10,116 shares, which are exercisable on or within 60 days after March 1, 2009.

(8)	Includes options to acquire 248,992 shares, which are exercisable on or within 60 days after March 1, 2009.

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance. The information is split between all compensation plans previously approved by security holders and all compensation plans not previously approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	9,428,952	$8.14	11,288,920

Equity compensation plans not approved by security holders	—	—	—

Total	9,428,952	$8.14	11,288,920

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, Directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% shareholders were complied with during 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section provides information regarding the following:

•	compensation programs for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers;
•	overall objectives of our compensation program and what it is designed to reward;
•	each element of compensation that we provide; and
•	the reasons for the compensation decisions we have made regarding these individuals.

Our named executive officers for 2008 were as follows:

Name	Position

William C. Erbey	Chairman and Chief Executive Officer
Ronald M. Faris	President
David J. Gunter	Executive Vice President and Chief Financial Officer
Paul A. Koches	Executive Vice President and General Counsel
William B. Shepro	President and Chief Operating Officer of Ocwen Solutions

Compensation Philosophy and Objectives

We believe that the most effective executive compensation program is one that aligns executives’ interests with those of the shareholders by rewarding performance that achieves or exceeds specific annual, long-term and strategic goals, with the ultimate objective of improving shareholder value. We seek to promote individual service longevity and to provide our executives with long-term wealth accumulation opportunities to the extent Ocwen has consistent, high-level financial performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To achieve these objectives, we generally believe executive compensation packages should include both cash and equity-based compensation that rewards performance as measured against established goals.

Governance

The Compensation Committee of the Board of Directors oversees our executive compensation and benefit plans and practices while establishing management compensation policies and procedures to be reflected in the compensation program offered to our executive officers. The Compensation Committee also evaluates and makes recommendations to the Board of Directors for human resource and compensation matters relating to our executive officers.

The Compensation Committee is comprised of three directors, Messrs. Lacy, Korn and Wish. Mr. Lacy replaced Mr. Martin who retired from our Board of Directors on May 8, 2008, and Messrs. Korn and Wish served on the Committee throughout 2008. The members are elected annually, and Mr. Lacy serves as the Chairman of the Committee. Each member of the Compensation Committee is independent as defined in the listing standards of the New York Stock Exchange. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience. We feel that their collective achievements and knowledge provide us with extensive diversity in experience, culture and viewpoints.

The Compensation Committee operates under a written charter approved by the entire Board of Directors, a copy of which is available on our web site at www.ocwen.com. On an annual basis, the Compensation Committee evaluates its performance under the charter to ensure that it appropriately addresses the matters that are within the scope of Committee responsibility. When necessary, the Compensation Committee recommends amendments to its charter to the Board of Directors for approval. The charter was last reviewed by the Compensation Committee in January 2009.

The Corporate Secretary develops the meeting calendar for the year based on committee member availability and other relevant events within our corporate calendar. Compensation Committee meeting agendas are generally developed by our Corporate Secretary and our Compensation Committee Chairman. The Compensation Committee generally meets in executive session at each scheduled meeting. In 2008, the Compensation Committee approved the incentive compensation awards to eligible employees for service in 2007, as well as the compensation of the Chief Executive Officer. Additionally, the Committee reviewed the overall performance of the Chief Executive Officer in 2007 and approved an incentive award of cash for his performance. The Committee also approved the incentive compensation plan components, including the corporate scorecard setting forth the corporate key performance indicators and targeted levels of achievement for the 2008 year. Finally, the Compensation Committee reviewed and approved the Senior Management Equity Incentive Program pursuant to which all five of our named executive officers were granted options to purchase shares of our common stock. Thus far in 2009, the Compensation Committee has approved the incentive compensation awards for service in 2008 and the 2009 incentive compensation plan components for our executive officers.

The Compensation Committee has the authority to retain independent counsel or other advisers as it deems necessary in connection with its responsibilities at our expense. The Compensation Committee may request that any of our Directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the committee requests.

Role of Executive Officers in Compensation Decisions

Certain executives are involved in the design and implementation of our executive compensation programs, including the Chief Executive Officer and Executive Vice President and Chief Administration Officer, who are typically present at Compensation Committee meetings. These executives annually review the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee) and present their conclusions and recommendations regarding incentive award amounts to the Compensation Committee for its consideration and approval. The Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, executive compensation matters are generally delegated to the Chief Executive Officer and Executive Vice President and Chief Administration Officer for development and execution.

Role of Compensation Consultant

In 2008, in conjunction with the design and approval of the Senior Management Equity Incentive Program, the Compensation Committee retained Exequity, LLC, as an independent compensation consultant to the Committee. Exequity was consulted to provide guidance on the extent to which the Senior Management Equity Incentive Program is consistent with typical market practices at comparable companies and to provide an opinion as to the reasonableness of the program. Although Exequity worked with management to obtain information, it conducted a completely independent process and reported independently to the Committee.

Elements of Compensation

The current compensation package for our executive officers consists of base salary and annual incentive compensation. This compensation structure was developed in order to provide each executive officer with a competitive salary, while emphasizing an incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. We have no employment agreements with our executive officers. We believe that the following elements of compensation are appropriate in light of our performance, industry, current challenges and environment.

Base Salary. Base salaries for our executive officers are established based on individual qualifications and job responsibilities, while taking into account compensation levels at similarly situated companies for similar positions. Base salaries of the executive officers are reviewed annually during the performance appraisal process with adjustments made based on market information, internal review of the executive officer’s compensation in relation to other officers, individual performance of the executive officer and corporate performance. Salary levels are also considered upon a promotion or other change in job responsibility. Salary adjustment recommendations are based on our overall performance and an analysis of compensation levels necessary to maintain and attract quality personnel. While the Compensation Committee sets the base salary for the Chief Executive Officer, the base salaries for all other executive officers are established and reviewed by the Chief Executive Officer and the Executive Vice President and Chief Administration Officer. In 2008, Mr. Erbey received no salary increase. Messrs. Faris, Gunter, Koches, and Shepro received base salary increases of 15%, 22%, 10% and 43%, respectively, based upon the results of benchmarking for their respective positions among peer companies.

Annual Incentive Compensation. Ocwen’s primary incentive compensation plan for executives is the 1998 Annual Incentive Plan, as amended, which was approved by our shareholders. Pursuant to the plan, a participant can earn cash, restricted stock and stock option awards as determined by the Compensation Committee. The plan provides the Compensation Committee and our management with the authority to establish incentive award guidelines, which are further discussed below.

Each executive officer has a targeted annual incentive award that is expressed as a percentage of total target compensation for each executive officer. At the executive level in 2008, 40-65% of total target compensation was payable only upon achievement of certain minimum company and individual performance levels. The appropriate percentage is determined from benchmarking results and varies depending on the nature and scope of each executive officer’s responsibilities. The table below reflects the percentage of each executive officer’s target total compensation that was allocated to each of base salary and incentive compensation in 2008 and each executive officer’s actual total compensation that was allocated to each of base salary and incentive compensation in 2008:

Name	Base Salary % of Target Total Compensation in 2008	Incentive Compensation % of Target Total Compensation in 2008	Base Salary % of Actual Total Compensation in 2008	Incentive Compensation % of Actual Total Compensation in 2008

William C. Erbey	35%	65%	30%	70%
Ronald M. Faris	40%	60%	34%	66%
David J. Gunter	40%	60%	37%	63%
Paul A. Koches	45%	55%	43%	57%
William B. Shepro	40%	60%	36%	64%

Our annual incentive-based cash executive compensation is structured to motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. This is accomplished by utilizing a balanced scorecard methodology which incorporates multiple financial and non-financial performance indicators developed through our annual strategic planning process to enhance corporate performance and long-term shareholder value. This corporate scorecard is approved annually by the Compensation Committee and/or the full Board of Directors and is utilized by the Compensation Committee as a factor to determine the appropriate amount of incentive compensation to be paid to the Chief Executive Officer. During development of the corporate scorecard each year, the Compensation Committee considers the level of difficulty associated with attainment of each goal in the scorecard. The intent of the Compensation Committee is to establish the Target goal at a level that would require extraordinary effort to achieve.

Our corporate scorecard for 2008 and corresponding achievement levels are detailed below:

2008 Corporate Scorecard Elements

Achievement Levels

Element	Threshold	Target	Outstanding	Level Achieved

Achieving a pre-tax net income target	$62.5 million	$78.1 million	$93.7 million	$89.4 million (1)
Achieving a Return on Equity target	5.2%	6.2%	7.2%	6.9% (1)
Achieving corporate strategic initiatives	4 of 8	5 of 8	6 of 8	See Strategic Initiatives below

Strategic Initiatives

Position Ocwen Solutions for initial public offering or Spin Off	Complete diligence necessary to determine whether to engage an investment bank	Threshold plus provide all documentation to PwC to support audits of Ocwen Solutions for 2006 and 2007	Target plus complete all Ocwen Solutions Spin project work by March 1, 2009	Determined not to engage investment bankers, documentation provided to PwC to complete 2006 & 2007 audits, and all Ocwen Solutions Spin project related work completed in time

Customer satisfaction: Improve sigma calculation of customer survey (defect = survey score of 3 or less)	4.55 sigma	4.60 sigma	4.65 sigma	4.70 sigma

Raise liquidity/funding	Not less than $0 excess	Net advance after applicable haircut plus $70 million	Target plus $80 million	Net advance after haircut plus $208.8 million

Excluding 2008 acquisitions, reduce gross Loan Servicing Advances by 5% or $77.063 million from $1.541 billion	2.5% reduction	5.0% reduction	7.5% reduction	$1.2506 billion - 18.8% reduction

Complete and Implement Enhanced Loan Resolution Model	N/A	N/A	To be completed by December 31, 2008	Completed by December 31, 2008

Expand assets under management to $518 MM - Report via dashboard	85% of Budget $184 million	100% of Budget $518 million	115% of Budget $595 million	$185 million

Generate cash from the sale or financing of BOK, GSS Canada, NCI, Residuals, Loans and REO held for resale, FHLMC/FNMA, Debt service accounts, Gross accounts, Receivables, PNC settlement and Orlando land

	At discretion of the Chairman	At discretion of the Chairman	At discretion of the Chairman	$82 million

Develop and generate revenue of $8 MM from one or more new business lines - title, insurance, FHA, default management, or any other business line requested by Senior Management	$6.4 million	$8.0 million	$9.6 million	$1.4 million

(1)

This figure represents the level of achievement after the adjustment to the corporate profitability key performance indicator calculation for the unbudgeted non-cash markdowns as discussed in greater detail below.

In awarding the Chief Executive Officer’s incentive compensation for 2008, the Compensation Committee reviewed the company’s achievement levels on its corporate scorecard and formulated a personal performance appraisal, allocating the percentage of weight between the components at 70% and 30% respectively. In its appraisal of the Chief Executive Officer, the Compensation Committee noted that he exhibited extraordinary leadership in achieving the strategic initiatives of the company at an Outstanding level, while directing the company profitably through an economic downturn that many other companies in the same sector did not survive. Additionally, the company’s core operating results were at Outstanding levels and the stock price increased by 66% despite a corresponding 51% decrease in the Dow Jones Industrial Average for 2008. The Compensation Committee determined that the Chief Executive Officer achieved an Outstanding performance level overall.

The incentive awards of our other executive officers are structured so that compensation opportunities are related to (i) the performance levels on the corporate key performance indicators and initiatives (30%), (ii) the performance appraisal of the executive officer (20%) and (iii) the performance within the business or support unit as expressed on each executive officer’s scorecard (50%). For the 2008 service year, the applicable percentage weight assigned to each component of each executive officer’s incentive compensation is detailed below:

Name	Corporate EBITDA	Corporate Return on Equity	Strategic Initiatives	Performance Appraisal	Scorecard

Ronald M. Faris	10%	10%	10%	20%	50%
David J. Gunter	10%	10%	10%	20%	50%
Paul A. Koches	10%	10%	10%	20%	50%
William B. Shepro	10%	10%	10%	20%	50%

All executive officers have 20% of their incentive compensation determined by objective performance related to the corporate profitability key performance indicators established as part of the corporate scorecard. In determining the company’s achievement on these two indicators for 2008, the Compensation Committee noted that there were $29.6 million of unbudgeted non-cash markdowns on auction rate securities, which negatively affected the company’s achievement. The Compensation Committee determined that these amounts should be removed from the achievement calculations noting that these were non-cash items, on which the economic value was likely to be recovered by the company in the future. The Compensation Committee further noted that the inclusion of these amounts would unfairly result in incentive compensation calculations that did not properly reward executive management for their performance in 2008. The Compensation Committee also clarified that any gains ultimately realized with regard to these assets would be excluded from the achievement calculations for the corporate profitability key performance indicators in the future. Therefore, any such gains will be precluded from having a positive impact on incentive compensation calculations such time.

The responsibility for achieving our key performance indicators and initiatives in our corporate scorecard is cascaded to our executive officers in each personal scorecard, which comprises 50% of the respective executive officer’s incentive compensation and represents key elements of our strategic initiatives for the year related to the executive officer’s respective business or support unit. These goals and initiatives are further cascaded to all of our incentive-eligible employees in their personal scorecards. Within this program, all incentive-eligible employees of the organization are tied to a personal or business unit scorecard from which to measure performance against goals that are directly linked to corporate profitability and strategy. This incentive compensation structure is intended to align the goals of our executives with the overall success of the company, while establishing clear performance standards within their respective business or support units.

The components in each scorecard are weighted individually based on relevance to the ultimate financial performance of the company and achievement of the strategic initiatives. In the process of developing the individual weighted value of each goal in an executive’s scorecard, the Compensation Committee uses a methodology that distributes the potential to earn incentive compensation sufficiently to discourage an executive from pursuing excessive risks to attain their goals. Within each component of the scorecard, there are three established levels of achievement: Threshold, Target, and Outstanding. Each level of achievement is tied to a relative point on a percentage scale, which indicates the executive officer’s level of goal achievement within each component of the scorecard. Achieving the Threshold level of achievement will earn the executive officer 50% of the target incentive compensation tied to such goal; the Target level of achievement will earn the executive officer 100% of the target incentive compensation tied to such goal; and the Outstanding level of achievement will earn the executive officer 150% of the target incentive compensation tied to such goal. Any achievement below the Threshold level will not entitle the executive to compensation for the associated goal.

The personal scorecards for our other executive officers and their corresponding levels of achievement are as follows:

		2008 Scorecard Elements	Achievement Levels			Level Achieved

Name	%		Threshold	Target	Outstanding

Ronald M. Faris	25%	Achieve Ocwen Asset Management pre-tax income target, including loans and residuals	80% of budget	100% of budget	102% of budget	Outstanding

	25%	Achieve Return on Equity targets	5.2%	6.2%	7.2%	Target (1)

	25%	Excluding 2008 acquisitions, reduce loan servicing advances by 5.0% of $77.063 million over the prior year-end	2.5%	5.0%	7.5%	Outstanding

	25%	Successfully complete 10 of 13 strategic initiatives	9 of 13	10 of 13	11 of 13	Outstanding

David J. Gunter	31%	Raise liquidity and funding	Not less than $0 excess net advance after applicable haircut	Threshold plus $70 million	Target plus $80 million	Outstanding

	31%	Position Ocwen Solutions for a spin-off or initial public offering	Engage an investment bank	Threshold plus completion of necessary audits	Target plus complete all Ocwen Solutions Spin project work by March 1, 2009	Outstanding

	11%

Generate cash from the sale or financing of BOK, GSS Canada, NCI, residuals, loans and REO held for resale, FHLMC/FNMA, debt service accounts, gross accounts, receivables, PNC settlement, and Orlando land

			At the discretion of the Chairman	At the discretion of the Chairman	At the discretion of the Chairman	Outstanding

	11%	Achieve Return on Equity targets	5.2%	6.2%	7.2%	Target (1)

	5%	Improve customer satisfaction	4.55 Sigma	4.60 Sigma	4.65 Sigma	Outstanding

	11%

Achieve the following to improve debt ratings: (1) conduct two presentations to each of the three rating agencies; (2) create a scorecard to discuss disposal of vestigial assets with the ratings agencies; and (3) document action plans to address all negative factors or watch items published by the ratings agencies

			1 of 3	2 of 3	3 of 3	Outstanding

		2008 Scorecard Elements	Achievement Levels			Level Achieved

Name	%		Threshold	Target	Outstanding

Paul A. Koches	12.5%

Achieve the following to improve debt ratings: (1) conduct two presentations to each of the three rating agencies; (2) create a scorecard to discuss disposal of vestigial assets with the ratings agencies; and (3) document action plans to address all negative factors or watch items published by the ratings agencies

			1 of 3	2 of 3	3 of 3	Outstanding

	12.5%	Raise liquidity and funding	Not less than $0 excess net advance after applicable haircut	Threshold plus $70 million	Target plus $80 million	Outstanding

	12.5%	Expand assets under management to $518 million	85% of budget	100% of budget	115% of budget	Below Threshold

	12.5%	Achieve 2008 budgeted expense for the law department (excluding relocation costs)	105% of budget	100% of budget	95% of budget	Target

	12.5%	Successfully develop tax strategy	N/A	N/A	December 31, 2008	Outstanding

	12.5%	Achieve budgeted legal expenses for Ocwen (excluding extraordinary items)	105% of budget	100% of budget	95% of budget	Outstanding

	12.5%	Improve customer satisfaction	4.55 Sigma	4.60 Sigma	4.65 Sigma	Outstanding

	12.5%	Position Ocwen Solutions for a spin-off or initial public offering	Engage an investment bank	Threshold plus completion of necessary audits	Target plus complete all Ocwen Solutions Spin project work by March 1, 2009	Outstanding

William B. Shepro	15%	Achieve Ocwen Solutions EBITDA target (excluding BMS)	$24.72 million	$30.90 million	$37.08 million	Target

15%

Generate cash from the sale or financing of BOK, GSS Canada, NCI, residuals, loans and REO held for resale, FHLMC/FNMA, debt service accounts, gross accounts, receivables, PNC settlement, and Orlando land

			At the discretion of the Chairman	At the discretion of the Chairman	At the discretion of the Chairman	Outstanding

	15%	Grow Ocwen Solutions’ revenue (excluding BMS and IT internal revenue)	$139.76 million	$174.70 million	$209.64 million	Threshold

15%

Work through Charlesbank to extend JPMC investment line from March 31 maturity date (or convert all or part of the investment line to a referral fee) for an acceptable term and interest rate as a % of LIBOR (or referral fee)

			Term: 6 months; Rate LIBOR-30	Term: 12 months; Rate LIBOR-15	Term: 18 months; Rate LIBOR	Outstanding

	10%	Develop or generate revenue of $8 million from one or more new business lines, including title, insurance, FHA, default management or any other business line requested by senior management	$6.4 million	$8.0 million	$9.6 million	Below Threshold

	15%	Position Ocwen Solutions for a spin-off	Engage an investment bank	Threshold plus completion of necessary audits	Target plus complete all Ocwen Solutions Spin project work by March 1, 2009	Outstanding

	15%	Fully implement at NCI the aspect dialer, call recording and integrated scripting engine and a “CRE”-like solution at NCI	N/A	N/A	December 31, 2008	Outstanding

(1)

This figure represents the level of achievement after the adjustment to the corporate profitability key performance indicator calculation for the unbudgeted non-cash markdowns as discussed in greater detail above.

The scorecards are communicated to all incentive-eligible employees by the Human Resource Department or the employee’s immediate supervisor and are available to employees at all times in our performance management tracking system. Performance against such scorecards is reviewed with senior management on a quarterly basis and after the end of each year. Annual incentive compensation is paid to our executives and other incentive-eligible employees after Compensation Committee approval following the service year associated with the incentive.

In addition to the above components, executives have 20% of their incentive compensation determined by their performance appraisal for the service year. Each of our executive officers performs a self-assessment as to his performance against his goals for the applicable year. Our Chief Executive Officer utilizes these assessments, as well as his own observations and consultations with the Executive Vice President and Chief Administration Officer, to prepare a written performance appraisal for each of the other executive officers. In 2008, these performance appraisals were revised to rate performance on objective criteria related to only two key factors: (i) the executive’s ability to improve and develop their organization throughout the year and (ii) the executive’s strategic contributions to the direction of the company. The revised performance appraisal had the unintended result of lowering the performance rating for some senior executives. Nevertheless, the Compensation Committee and Chief Executive Officer determined that the results taken as a whole and when considered with each executive’s incentive results for their scorecard performance presented a fair representation of the executive’s overall performance. Incentive compensation was awarded accordingly.

The Executive Vice President and Chief Administration Officer, in conjunction with the Chief Executive Officer, presents the performance appraisal scores and personal scorecard performance to the Compensation Committee and makes recommendations as to the incentive compensation for each executive officer. The Compensation Committee evaluates the recommendations and makes the final incentive compensation award determinations for the senior executives.

Generally at the first Board of Directors meeting of the fiscal year, the Compensation Committee approves the corporate scorecard and annual incentive components for the Chief Executive Officer and other executive officers for the upcoming year. In anticipation of the potential spin-off transaction that we are pursuing, key performance indicators for the company for 2009 have been developed for each of our lines of business, Ocwen Asset Management and Ocwen Solutions, as discussed in detail in our periodic reports filed with the Securities and Exchange Commission.

The corporate scorecard for Ocwen Asset Management includes achieving a pre-tax net income target, improving the liquidity of the company and reducing gross advances associated with the servicing business. In addition, the corporate scorecard provides for successful completion of 11 strategic initiatives established to enhance long-term corporate and shareholder value. The 2009 corporate strategic initiatives for Ocwen Asset Management relate to:

•	Enhancement of our loan resolution model;
•	Increasing supervisory effectiveness;
•	Consolidation and automation of our processes;
•	Business and personnel development within the organization;
•	Improvements to the customer service experience;
•	Improvement of brand awareness and recognition;
•	Development of new financing sources;
•	Achievement of return on equity targets; and
•	Implementation of complementary business lines.

The corporate scorecard for Ocwen Solutions includes achieving a pre-tax net income target, a revenue target, and spin-off of the operations from us. In addition, the corporate scorecard provides for successful completion of nine strategic initiatives established to enhance long-term corporate and shareholder value. The 2009 corporate strategic initiatives for Ocwen Solutions relate to:

•	Adherence to service-level standards;
•	Increasing supervisory effectiveness;
•	Consolidation and automation of our processes;
•	Business and personnel development within the organization;
•	Improvements to the customer service experience;
•	Development of brand awareness through marketing;
•	Implementation of technology projects; and
•	Development of a strategic plan for new products and a channel sales strategy.

Setting Compensation Levels

From time to time, the company will conduct benchmarking on Chief Executive Officer and other executive officer compensation among peer companies of comparable size, industry, location and similar attributes that compete with Ocwen for qualified management. Most recently, the peer companies used in our benchmarking study were: Americredit Corp., Commerce Bancorp., Inc., First Horizon National Corp., Indymac Bancorp., Inc., KFORCE, Inc., LandAmerica Financial Group Inc., R. H. Donnelly, Corp., Raymond James Financial, Inc., and Webster Financial Corp. The information gathered from this comparison group included base salary, cash incentive compensation and equity incentive compensation.

Based on the benchmarking, performance, retention and other the relevant considerations, the Compensation Committee reviews recommendations and determines appropriate base salary and annual incentive compensation targets for the Chief Executive Officer and other executive officers. The Compensation Committee generally makes its determinations during the first quarter of the year; however, they may make adjustments at other times as appropriate. To date, no executive officers have received increases in their target compensation for 2009.

Tax Considerations

The timing of compensation decisions is driven by a variety of tax considerations. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the tax deduction by corporate taxpayers is limited with respect to the compensation of certain executive officers to $1 million per covered executive unless such compensation is based upon the attainment of performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. We obtained shareholder approval of the 1998 Annual Incentive Plan and all amendments thereto in order to qualify awards under such plans as performance-based compensation under Section 162(m) of the Code. It is the Compensation Committee’s intention to qualify all performance-based compensation for the exclusion from the deductibility limitation of Section 162(m), except in situations where qualifying compensation for the exclusion would be inconsistent with our overall best interest.

In order to satisfy the deductibility requirements under Section 162(m) of the Code, performance objectives must be established in the first 90 days of the performance period. For annual incentive awards, this means performance objectives must be established no later than the end of March. In addition, in order to avoid being considered deferred compensation under Section 409A of the Code and to be deductible for the prior tax year, our annual incentive awards with respect to the prior year must be paid out by March 15.

Restrictive Covenants

All of our executive officers execute an intellectual property and non-disclosure agreement upon commencement of their employment. This agreement requires the executive officer to hold all “confidential information” in trust for us and prohibits the executive officer from using or disclosing such confidential information except as necessary in the regular course of our business or that of our affiliates. Other than these restrictive covenants, we generally do not have employment, non-competition or non-solicitation agreements with our executive officers. From time to time, we enter into separation agreements with executive officers that contain these provisions.

Stock Ownership Policies

We have not developed stock ownership or retention policies, guidelines or requirements as of yet. The Compensation Committee may consider adopting such a policy in the future for all or a select portion of our executive officers. We maintain a management directive detailing our window period policy for directors and employees and our insider trading policy.

Equity Incentive Plan

The 2007 Equity Incentive Plan is administered by the Compensation Committee and authorizes the grant of restricted stock, options, stock appreciation rights, stock purchase rights or other equity-based awards to our employees. Options granted under the plan may be either “incentive stock options” as defined in Section 422 of the Code, or nonqualified stock options, as determined by the Compensation Committee.

Each award granted under the plan is evidenced by a written award agreement between the participant and us, which describes the award and states the terms and conditions to which the award is subject. If any shares subject to award are forfeited or if any award terminates, expires or lapses without being exercised, shares of common stock subject to such award will again be available for future grant. In addition, any shares under the plan that are used to satisfy award obligations under the plan of another entity that is acquired by us will not count against the remaining number of shares available.

As the company considered potential opportunities to restructure its businesses to increase shareholder value during the last year, the Compensation Committee sought a method of increasing the incentive for executives to make extraordinary efforts to achieve aggressive improvements to shareholder value. As a result, the Compensation Committee, in cooperation with management, conceptualized and implemented the Senior Management Equity Incentive Program as a highly shareholder-aligned incentive award opportunity for key members of senior management to receive long-term equity compensation based on share-value performance criteria. After consultation with the compensation consultant, awards under this program to purchase a total of 6,840,000 shares of Ocwen’s common stock under the 2007 Equity Incentive Plan were made to all five of our executive officers. These awards are detailed in the table below entitled “Outstanding Equity Awards at Fiscal Year-End”.

Other Compensation

The Compensation Committee’s policy with respect to other employee benefit plans is to provide benefits to our employees, including executive officers, that are comparable to benefits offered by companies of a similar size to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees.

Employment Termination

Since we have no employment agreements with our executive officers other than the restrictive covenants noted above, we handle each termination as appropriate in light of the circumstances. Without any special agreement related to termination, an executive officer would be entitled to receive his or her base salary and applicable employee benefit plans and programs through the date of termination. In addition, the executive officer would be entitled to retain any vested portion of prior equity awards granted through the 1998 Annual Incentive Plan, the 1991 Non-Qualified Stock Option Plan and the 2007 Equity Incentive Plan. For termination not due to death, disability or retirement, the executive officer has six months within which to exercise stock options pursuant to our stock option agreements. Otherwise, the executive officer shall be afforded the time permitted in the original grant. Any portion of an equity award not vested will be forfeited in either circumstance unless alternate arrangements are made in the discretion of the Compensation Committee.

Severance Benefits

We do not have a formal severance plan or policy. When an executive officer separates from the company as a result of a reduction in work force, we typically provide the executive with two months salary for each year of service to the company up to a maximum of six months salary in exchange for a separation agreement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation received by our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executive officers for fiscal years 2006, 2007 and 2008.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)(3)	Option Awards (2)(3)		Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)		Total

William C. Erbey Chairman of the Board and Chief Executive Officer	2008	$500,000	$91,848	$501,025	(6)	$1,176,189	$4,500		$2,273,562
	2007	$473,077	$242,355	$818,847	(6)	$953,399	$4,500		$2,492,178
	2006	$360,000	$105,723	$206,629		$501,429	$41,911	(7)	$1,215,692
Ronald M. Faris President
	2008	$427,229	$84,212	$284,477		$827,242	$4,500		$1,627,660
	2007	$380,440	$208,627	$372,284		$622,066	$4,500		$1,587,917
	2006	$367,882	$87,697	$188,610		$413,842	$4,400		$1,062,431

David J. Gunter Executive Vice President, Chief Financial Officer	2008	$366,750	$14,392	$56,713		$643,950	$4,500		$1,086,305
	2007	$308,653	$27,419	$42,144		$219,157	—		$597,373
	2006	$201,923	—	—		$82,226	—		$284,149

Paul A. Koches (8) Executive Vice President and General Counsel
	2008	$327,923	—	$34,587		$429,518	$4,500		$796,528
	2007	$300,000	—	—		$335,045	$80,788	(9)	$715,833

William B. Shepro President and Chief Operating Officer of Ocwen Solutions	2008	$300,488	$32,281	$162,993		$525,971	$4,500		$1,026,233
	2007	$232,554	$96,891	$174,200		$348,850	$19,494	(10)	$871,989
	2006	$215,408	$68,508	$115,837		$138,381	$34,025	(11)	$572,159

(1)	Represents amounts paid in corresponding year.

(2)

Consists of compensation cost recognized in the financial statements with respect to the fair value of awards granted for previous fiscal years in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”). We recognize compensation expense relating to a stock or stock option award over the vesting period except that expense recognition does not begin until the date of grant. Because one-third of a stock award and one-fifth of a stock option award vest immediately upon grant, we recognize the related cost as expense at that time. In addition, for those who are eligible for retirement, we recognize the full fair value of the stock option award as expense on the date of grant.

Compensation expense recognized in 2008 and 2007 includes amounts related to stock and stock option awards granted to the executive officers in the first quarter of 2007 for 2006 performance. We did not recognize any compensation expense for these awards in 2006. As a result, the value of the stock and stock option awards in the table do not reflect performance for the year indicated, and 2007 expense is comparatively higher than 2006.

(3)

We based the grant date fair value of stock awards recognized as expense in 2008, 2007 and 2006 on the closing price of our common stock. We estimated the grant date fair value of stock option awards recognized as expense in 2008, 2007 and 2006 using the Black-Scholes option-pricing model and a binomial option pricing model utilizing the following assumptions:

Service Condition Awards - Black-Scholes Option Pricing Model

Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Expected Term in Years

2002	62	0	$1.87	2.73%	5
2003	48	0	$6.18	3.25%	5
2004	43	0	$6.57	3.61%	5
2005	36	0	$6.10	4.35%	5
2006	33	0	$11.88	4.78%	5
2008	38	0	$8.00	3.48%	5

Market Condition Awards - Binomial Option Pricing Model

Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Contract Term in Years

2008	38 - 46	0	$8.00	2.15% - 4.28%	10
2008	38 - 46	0	$8.00	2.15% - 4.28%	10

There can be no assurance that the value realized upon exercise will equal the grant date fair value determined using the option-pricing models. No value will be realized if the options are never exercised.

(4)

Consists of the cash portion of incentive compensation bonus awarded pursuant to our 1998 Annual Incentive Plan in the first quarter of the year following the year in which services are rendered. In recent years prior to 2007, awards under the Annual Incentive Plan were paid 50% in cash and 50% in equity. The full amount of the cash portion of the award is recognized as expense in the performance year. For 2008 and 2007, awards under the Annual Incentive Plan were paid entirely in cash. As a result, non-equity compensation for 2007 was considerably higher than 2006 even though the total value of the compensation was lower than 2006.

(5)	Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan for each executive officer, salary adjustments and relocation expenses as detailed below.

(6)

Because Mr. Erbey is currently eligible for retirement under the terms of his stock option award for the 2006 performance year, the full grant date fair value was recognized on the date of grant in 2007. The accelerated portion of this award that we recognized as expense in 2007 was $385,523. Because Mr. Erbey will become retirement eligible under the terms of his 2008 service condition stock option award in 2009, we are recognizing the grant date fair value as expense over a one-year period instead of the four-year vesting period.

(7)	Includes $37,511 in relocation expenses.

(8)	While Mr. Koches served as General Counsel of the company since 2002, he did not become an employee of the company until January 1, 2007.

(9)	Includes $76,288 in relocation expenses.

(10)	Includes $14,994 in relocation expenses.

(11)	Includes $29,625 in relocation expenses.

We have no employment agreements with our named executive officers. For more information about the elements of the compensation paid to our named executive officers, see “Compensation Discussion and Analysis” above.

Grants of Plan Based Awards for 2008

The following table provides information related to non-equity incentive compensation pursuant to our 1998 Annual Incentive Plan for services rendered in fiscal year 2008 by the individuals named in the Summary Compensation Table.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards

Name		Threshold	Target	Maximum	Threshold	Target	Maximum

William C. Erbey	—	$464,286	$928,571	$1,392,857	—	—	—	—	—
Ronald M. Faris	—	$320,637	$641,273	$961,910	—	—	—	—	—
David J. Gunter	—	$243,000	$486,000	$729,000	—	—	—	—	—
Paul A. Koches	—	$175,314	$350,627	$525,941	—	—	—	—	—
William B. Shepro	—	$225,739	$451,477	$677,216	—	—	—	—	—

(1)

These figures represent the potential non-equity compensation that may have been earned by each respective executive officer in 2008 under the different achievement levels presented on their personal scorecards which are more fully discussed in our Compensation Discussion and Analysis. Under our current compensation structure, all non-equity incentive compensation is paid to the executive officer in the first quarter of the year following the year in which service was rendered. The actual amount of non-equity incentive compensation that was paid to our named executive officers in 2008 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards at December 31, 2008 for the individuals named in the Summary Compensation Table.

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercis-able		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested

William C. Erbey	14,143	—		—	$12.31250	01/31/09	7,034	$64,572	(7)	7,034	$64,572
	34,549	—		—	$6.25000	01/31/10	5,646	$51,830	(8)	5,646	$51,830
	158,030	—		—	$4.08625	01/31/11	—	—		—	—
	39,507	—		—	$7.40000	01/31/11	—	—		—	—
	84,885	—		—	$5.78900	01/31/12	—	—		—	—
	56,590	—		—	$7.00000	01/31/12	—	—		—	—
	33,875	—		—	$1.87000	01/31/13	—	—		—	—
	50,813	—		—	$2.81000	01/31/13	—	—		—	—
	12,736	—		—	$6.18000	01/31/14	—	—		—	—
	50,943	—		—	$10.73000	01/31/14	—	—		—	—
	38,298	9,574	(1)	9,574	$8.04000	01/31/15	—	—		—	—
	41,883	27,922	(2)	27,922	$9.64000	01/31/16	—	—		—	—
	61,692	41,129	(3)	41,129	$11.88000	05/10/17	—	—		—	—
	—	600,000	(4)	600,000	$8.00000	07/14/18	—	—		—	—
	—	1,200,000	(5)	1,200,000	$8.00000	07/14/18	—	—		—	—
	—	600,000	(6)	600,000	$8.00000	07/14/18	—	—		—	—

Ronald M. Faris	11,524	—		—	$12.31250	01/31/09	5,806	$53,299	(7)	5,806	$53,299
	30,184	—		—	$6.25000	01/31/10	4,832	$44,358	(9)	4,832	$44,358
	121,927	—		—	$4.08625	01/31/11	—	—		—	—
	30,482	—		—	$7.40000	01/31/11	—	—		—	—
	200,000	—		—	$12.55000	10/31/11	—	—		—	—
	71,989	—		—	$5.78900	01/31/12	—	—		—	—
	47,992	—		—	$7.00000	01/31/12	—	—		—	—
	31,781	—		—	$1.87000	01/31/13	—	—		—	—
	47,672	—		—	$2.81000	01/31/13	—	—		—	—
	13,390	—		—	$6.18000	01/31/14	—	—		—	—
	53,560	—		—	$10.73000	01/31/14	—	—		—	—
	29,840	7,461	(1)	7,461	$8.04000	01/31/15	—	—		—	—
	36,303	24,201	(2)	24,201	$9.64000	01/31/16	—	—		—	—
	50,916	33,945	(3)	33,945	$11.88000	05/10/17	—	—		—	—
	—	310,000	(4)	310,000	$8.00000	07/14/18	—	—		—	—
	—	620,000	(5)	620,000	$8.00000	07/14/18	—	—		—	—
	—	310,000	(6)	310,000	$8.00000	07/14/18	—	—		—	—

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercis-able		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested

David J. Gunter	10,116	6,745	(3)	6,745	$11.88000	05/10/17	1,153	$10,585	(7)	1,153	$10,585
	—	155,000	(4)	155,000	$8.00000	07/14/18	—	—		—	—
	—	310,000	(5)	310,000	$8.00000	07/14/18	—	—		—	—
	—	155,000	(6)	155,000	$8.00000	07/14/18	—	—		—	—

Paul A. Koches	—	155,000	(4)	155,000	$8.00000	07/14/18	—	—		—	—
	—	310,000	(5)	310,000	$8.00000	07/14/18	—	—		—	—
	—	155,000	(6)	155,000	$8.00000	07/14/18	—	—		—	—

William B. Shepro	2,632	—		—	$6.25000	03/07/10	1,942	$17,828	(7)	1,942	$17,828
	24,309	—		—	$4.08625	01/31/11	3,341	$30,670	(10)	3,341	$30,670
	9,827	—		—	$7.40000	01/31/11	—	—		—	—
	40,000	—		—	$12.55000	10/31/11	—	—		—	—
	14,596	—		—	$5.78900	01/31/12	—	—		—	—
	19,730	—		—	$7.00000	01/31/12	—	—		—	—
	2,035	—		—	$1.87000	01/31/13	—	—		—	—
	21,053	—		—	$2.81000	01/31/13	—	—		—	—
	5,977	—		—	$6.18000	01/31/14	—	—		—	—
	23,906	—		—	$10.73000	01/31/14	—	—		—	—
	28,922	7,230	(1)	7,230	$8.04000	01/31/15	—	—		—	—
	23,812	15,875	(2)	15,875	$9.64000	01/31/16	—	—		—	—
	17,025	11,351	(3)	11,351	$11.88000	05/10/17	—	—		—	—
	—	206,250	(4)	206,250	$8.00000	07/14/18	—	—		—	—
	—	412,500	(5)	412,500	$8.00000	07/14/18	—	—		—	—
	—	206,250	(6)	206,250	$8.00000	07/14/18	—	—		—	—

(1)	Options vested on 1/31/09.

(2)	Options vest in two equal installments on 1/31/09 and 1/31/10.

(3)	Options vest in two equal installments on 12/31/09 and 12/31/10.

(4)	Options vest in four equal installments on 7/14/09, 7/14/10, 7/14/11 and 7/14/12.

(5)	25% vests upon achieving a stock price of $16 and compounded annual gain of 20% over the exercise price with the balance vesting 25% each subsequent year.

(6)	25% vests upon achieving a stock price of $24 and compounded annual gain of 25% over the exercise price with the balance vesting 25% each subsequent year.

(7)	Shares vested on 1/31/09.

(8)	3,175, and 2,471 shares vest on 1/1/09 and 1/1/10 respectively.

(9)	2,690, and 2,142 shares vest on 1/1/09 and 1/1/10 respectively.

(10)	1,936, and 1,405 shares vest on 1/1/09 and 1/1/10 respectively.

Option Exercises and Stock Vested

The following table provides information relating to the amounts realized on the exercise of options and the vesting of restricted stock during fiscal year 2008 for the individuals named in the Summary Compensation Table.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

William C. Erbey	—	$—	48,186	$275,845
Ronald M. Faris	—	$—	42,850	$244,913
David J. Gunter	—	$—	1,154	$7,126
Paul A. Koches	—	$—	—	—
William B. Shepro	—	$—	21,497	$122,843

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 13 through 29 of this proxy statement with management.

Based on the review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in Ocwen’s annual report on Form 10-K for the year ended December 31, 2008 and in this proxy statement.

Compensation Committee:
March 10, 2009	William H. Lacy, Chairman
Ronald J. Korn, Director
Barry N. Wish, Director

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
(Proposal Two)

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP, independent registered certified public accountants, to be our independent registered certified public accounting firm for the year ending December 31, 2009 and has further directed that such appointment be submitted for ratification by our shareholders at the Annual Meeting. Although shareholder ratification of the Audit Committee’s action in this respect is not required, the Audit Committee considers it desirable for shareholders to ratify such appointment. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may, in its sole discretion, reevaluate the engagement of the independent auditors.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR 2009.

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed with management Ocwen’s audited financial statements as of and for the year ended December 31, 2008;

•

Discussed with PricewaterhouseCoopers LLP, Ocwen’s independent registered certified public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees;” and

•

Received and reviewed the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accounting firm’s communications with the audit committee concerning independence and discussed with PricewaterhouseCoopers LLP their independence.

In reliance on the review and discussion referred to above, the Committee recommends to the Board of Directors that the audited financial statements be included in Ocwen’s annual report on Form 10-K for the year ended December 31, 2008.

Audit Committee:
March 10, 2009	Ronald J. Korn, Chairman
Martha C. Goss, Director
Barry N. Wish, Director

PricewaterhouseCoopers LLP Fees

The following table shows the aggregate fees billed to Ocwen for professional services by PricewaterhouseCoopers LLP for fiscal years 2008 and 2007:

	2008	2007

Audit Fees	$2,489,528	$2,124,960
Audit Related Fees	48,500	142,186
Tax Fees	174,400	123,600
All Other Fees	8,130	8,130

Total	$2,720,558	$2,398,876

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of Ocwen’s consolidated financial statements for fiscal years 2008 and 2007, for the reviews of the financial statements included in Ocwen’s quarterly reports on Form 10-Q during fiscal years 2008 and 2007 and for services that are normally provided by the independent registered certified public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years. In addition, approximately $295,000 of the 2008 Audit Fees represents billings-to-date related to financial statement and Form 10 review in connection with the potential spin-off of the Ocwen Solutions business.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered certified public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees” and generally consist of fees for other attest engagements under professional auditing standards, internal control-related matters, audits of employee benefit plans and due diligence.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered certified public accounting firm for tax compliance, tax planning and tax advice. Of these amounts, $72,900 and $111,200 were related to tax compliance services for 2008 and 2007, respectively.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent registered certified public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to PricewaterhouseCoopers LLP in 2008 and the proposed services for 2009 and determined that such services and fees are compatible with the independence of PricewaterhouseCoopers LLP.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered certified public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. In 2008, less than 1% of the fees associated with the independent registered public accounting firm services were not pre-approved by the Audit Committee.

Audit Committee Pre-Approval Policy, Adopted January 20, 2009

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

The Board has adopted a policy and procedure for review, approval and monitoring of transactions involving Ocwen and related persons (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the company’s outstanding stock) within our written Code of Business Conduct and Ethics which is available at www.ocwen.com. This policy and procedure is not limited to related person transactions that meet the threshold for disclosure under the relevant Securities and Exchange Commission, as it broadly covers any situation in which a conflict of interest may arise.

Any situation that potentially qualifies as a conflict of interest is to be immediately disclosed to the Compliance Officer and/or the General Counsel to assess the nature and extent of any concern, as well as the appropriate next steps. The Compliance Officer and/or the General Counsel will notify the Chairman of the Board if any such situation requires approval of the Board. Related persons are required to obtain the prior written approval of the Audit Committee of the Board of Directors before participating in any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors, including (i) whether the transaction is in the best interests of Ocwen; (ii) alternatives to the related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to Ocwen. The Committee will periodically monitor any approved transactions to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

SHAREHOLDER PROPOSALS

Any proposal which a shareholder desires to have included in our proxy materials relating to our next Annual Meeting of Shareholders, which is scheduled to be held on May 13, 2010, must be received at our executive offices no later than December 1, 2009. All shareholder proposals for the 2010 Annual Meeting should be directed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. We recommend that you send any shareholder proposal by certified mail, return-receipt requested.

For any proposal that is not submitted for inclusion in the 2010 proxy statement, but is instead sought to be presented directly at the 2010 Annual Meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if we:

(1)

receive notice of the proposal before the close of business on February 13, 2010 and advise shareholders in the 2010 proxy statement about the nature of the matter and how management intends to vote on such matter; or

(2)	do not receive notice of the proposal prior to the close of business on February 13, 2010.

Notice of intent to present a proposal at the 2010 Annual Meeting should be directed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

We did not receive notice of any shareholder proposals relating to the 2009 Annual Meeting. At the 2009 Annual Meeting, our management may exercise discretionary authority when voting on any properly presented shareholder proposal that is not included as an agenda item in this proxy statement.

ANNUAL REPORTS

A copy of our annual report to shareholders on Form 10-K for the year ended December 31, 2008 was mailed to shareholders of record as of February 27, 2009 on or about March 31, 2009. The annual report is not part of the proxy solicitation materials and can be found on our website www.ocwen.com under Shareholder Relations.

We will furnish without charge to each person whose proxy is solicited and to each person who represents that as of the record date for the meeting he or she was a beneficial owner of shares entitled to vote at the meeting, on written request, a copy of our annual report on Form 10-K for the year ended December 31, 2008, required to be filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Such requests should be directed to Shareholder Relations, Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

OTHER MATTERS

Proxies will be solicited on behalf of the Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of the annual report for 2008 and this proxy statement will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for director named earlier in this proxy statement and (2) for the ratification of the selection of the independent auditor. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2008 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. Shareholders at an address to which a single copy of this proxy statement and our 2008 annual report was sent may request a separate copy by contacting Shareholder Relations, Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address.

This proxy statement and our 2008 annual report may be viewed online at www.ocwen.com under Shareholder Relations. If you are a shareholder of record, you can elect to access future annual reports and proxy statements electronically by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a notice by mail listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

VOTE BY INTERNET - www.proxyvote.com
OCWEN FINANCIAL CORPORATION 1661 WORTHINGTON ROAD SUITE 100 WEST PALM BEACH, FL 33409

Use the lnternet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

AUTO DATA PROCESSING INVESTOR COMM SERVICES 51 MERCEDES WAY EDGEWOOD, NY 11717	ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Ocwen Financial Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM, Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ocwen Financial Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS	☒	OCWEN	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THlS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OCWEN FINANCIAL CORPORATION
THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2
Vote on Directors

1.	To elect as Directors of Ocwen Financial Corporation the nominees listed below					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	01) 02)	William C. Erbey Ronald M. Faris	05) 06)	William H. Lacy David B. Reiner		☐	☐	☐
	03)	Martha C. Goss	07)	Barry N. Wish
	04)	Ronald J. Korn

Vote on Proposals									For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2009								☐	☐	☐

3.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion

Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

			Yes	No
Please indicate if you plan to attend this meeting.
			☐	☐

123,456,789,012
675746A99
Signature [PLEASE SIGN WITHIN BOX]			Date	P40365		Signature (Joint Owners)			Date	1

OCWEN FINANCIAL CORPORATION
1661 Worthington Road, Suite 100 – West Palm Beach, Florida 33409

REVOCABLE PROXY

THlS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
OCWEN FINANCIAL CORPORATION
FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2009, AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints William C. Erbey, Ronald M. Faris and Kevin J. Wilcox, or any of them, as proxy, with full powers of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of Ocwen Financial Corporation (the “Company”) held of record by the undersigned on February 27, 2009, at the Annual Meeting of Shareholders to be held at the offices of the Company located at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409 on Wednesday, May 6, 2009, at 9:00 a.m., Eastern Daylight Time and at any adjournment thereof.

Shares of Common Stock of the Company will be voted as specified. If you execute and return this proxy without specific voting instructions, this proxy will be voted FOR the election of each of the Board of Directors’ nominees to the Board of Directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Ocwen Financial Corporation to be held on May 6, 2009, or any adjournment thereof, a Proxy Statement for the Annual Meeting and the 2008 Annual Report to Shareholders of the Company prior to the signing of this proxy.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)
(Continued and to be dated and signed on the reverse side)